Exhibit 99.1

FOR IMMEDIATE RELEASE

AUGUST 6, 2019

Investor Relations: Kate Walsh, Vice President of Investor Relations, 214-721-9696, kate.walsh@enlink.com

Media Relations: Jill McMillan, Vice President of Public & Industry Affairs, 214-721-9271, jill.mcmillan@enlink.com

EnLink Midstream Reports Second Quarter 2019 Results, Updates 2019 Guidance, and Announces Long-Term Natural Gas Transport Agreement in Louisiana

DALLAS, August 6 — EnLink Midstream, LLC (NYSE: ENLC) (EnLink) reported financial results for the second quarter of 2019 and updated financial guidance for full-year 2019. EnLink also announced the signing of a precedent agreement for natural gas transportation with Venture Global Calcasieu Pass, LLC (Venture Global) related to Venture Global’s planned Calcasieu Pass export facility in Louisiana.

Highlights

•                  Reported a net loss attributable to EnLink of $16.1 million, compared to net income of $28.0 million for the second quarter of 2018. Reported net cash provided by operating activities of $257.5 million for the second quarter of 2019.

•                  Delivered adjusted EBITDA of $259.2 million, distributable cash flow (DCF) of $167.6 million, and distribution coverage of 1.20x. Second quarter results were impacted by the write off of EnLink’s secured term loan receivable due to the bankruptcy filing of a customer, White Star Petroleum Holdings, LLC (White Star), that resulted in the recognition of a $40.5 million after-tax loss in EnLink’s consolidated statement of operations.

•                  Announced the signing of a precedent agreement for natural gas transportation services related to Venture Global’s Calcasieu Pass liquefied natural gas (LNG) export facility. EnLink expects to spend approximately $20 million on this project during 2020, at an attractive adjusted EBITDA multiple of 1 to 2 times. Venture Global has secured equity funding and is in the late stages of completing debt financing for the Calcasieu Pass facility, and, should Venture Global reach a positive final investment decision, EnLink’s project is expected to be operational during 2021.

•                  Placed into service the 200 million cubic feet per day (MMcf/d) Thunderbird natural gas processing plant in Oklahoma, resulting in a total of 1.2 billion cubic feet per day (Bcf/d) of total gas processing capacity in Central Oklahoma. The new processing plant averaged a utilization rate of approximately 50% for the month of July.

•                  Updated financial guidance due to moderating producer activity in Oklahoma and a shift in timing of producer activity in the Permian Basin:

•                  Updated full-year 2019 net loss guidance to a range of $24 million to $31 million, revised down from the previous guidance range of net income between $18 million and $28 million. The updated range includes a $40.5 million non-cash loss, net of taxes, related to the complete write off of the White Star secured term loan receivable recognized during the second quarter of 2019, and a $186.5 million goodwill impairment recognized during the first quarter of 2019.

•                  Updated full-year 2019 adjusted EBITDA guidance to a range of $1.07 billion to $1.10 billion.

•                  Refined full-year estimated growth capital expenditures, net to EnLink, guidance range to $630 million to $710 million, from the original range of $565 million to $725 million. Growth capital expenditures remain within the original guidance range even with new project announcements in the Permian during the first quarter of 2019 due to successful sequencing of capital with well completions in Oklahoma.

•                  Updated target distribution growth rate to approximately 5% for full-year 2019 over 2018 and, going forward, to a range of up to 5% growth, from the previous guidance range of 5% to 10%.

•                  Declared a quarterly cash distribution of $0.283 per unit on all outstanding common units for the second quarter of 2019, which represents approximately 6% growth over the declared distribution for the second quarter of 2018.

Adjusted EBITDA and distributable cash flow used in this press release are non-GAAP measures and are explained in greater detail under “Non-GAAP Financial Information and Certain Definitions” below.

“EnLink’s second quarter performance demonstrates the financial resilience of our business, the strength of our differentiated platform and the flexibility and diversity of our operations in the midst of an evolving operating environment,” said Barry E. Davis, Executive Chairman. “During the quarter, outperformance in Louisiana and North Texas enabled us to deliver solid results despite moderated producer activity in Oklahoma and certain timing delays in the Permian.

“Looking ahead at the remainder of the year, we see stable growth, but the pace of that growth has moderated, particularly in Oklahoma. We are in a strong competitive position and are taking decisive actions to unlock the value of our business, optimize our performance, and execute on attractive growth opportunities. Our recent precedent agreement with Venture Global, which is expected to generate a highly attractive adjusted EBITDA multiple of between 1 to 2 times, is an excellent example of our ability to identify and execute on opportunities that strengthen our platform. Our financial strength, further enhanced by our partnership with GIP, will enable us to capitalize on these types of opportunities going forward.”

Second Quarter 2019 Financial Results

•                  Reported a net loss of $16.1 million, including a $40.5 million loss, net of taxes, related to the complete write-off of a secured term loan receivable from White Star. In May 2019, White Star defaulted on its approximately $10 million installment payment under the secured term loan receivable and filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

•                  Achieved adjusted EBITDA net to EnLink of $259.2 million. If the previously expected White Star payment of approximately $10 million had been received, adjusted EBITDA net to EnLink would have been approximately $269.2 million.

•                  Reported net cash provided by operating activities of $257.5 million.

•                  Achieved DCF of $167.6 million. If the previously expected White Star payment of approximately $10 million had been received, DCF would have been approximately $177.6 million.

•                  Distribution coverage was 1.20x for the second quarter of 2019. If the previously expected White Star payment of approximately $10 million had been received, distribution coverage would have been approximately 1.27x.

•                  Debt-to-adjusted EBITDA, as calculated under the terms of EnLink’s credit facility, was 4.0x.

•                  Growth capital expenditures, net to EnLink, were approximately $141.9 million for the second quarter and $361.4 million for the first half of 2019.

•                  As of August 1, EnLink had 487,245,808 common units outstanding.

Precedent Long-Term Natural Gas Transport Agreement Signed with Venture Global

•                  EnLink entered into a new precedent agreement for natural gas transportation with Venture Global, a provider of LNG, with export facilities under development along the U.S. Gulf Coast.

•                  Under the terms of the 20-year fixed-fee agreement, EnLink will transport natural gas feedstock to Venture Global’s Calcasieu Pass facility in western Louisiana.

•                  Growth capital expenditures, net to EnLink, associated with the agreement are expected to be approximately $20 million. The majority of the growth capital associated with this project will be spent during 2020, and the project is expected to generate an attractive adjusted EBITDA multiple of between 1 to 2 times.

•                  Venture Global has secured equity funding and is in the late stages of completing debt financing for the Calcasieu Pass facility, and, should Venture Global reach a positive final investment decision, EnLink’s project is expected to be operational during 2021.

Full-Year 2019 Financial Guidance Update

•                  EnLink updated its financial 2019 guidance ranges due to moderating producer activity in Oklahoma and a shift in timing in producer activity in the Permian Basin.

•                  A net loss range of $24 million to $31 million is projected for full-year 2019, revised down from the previous guidance range of net income between $18 million and $28 million. The updated range includes a $40.5 million non-cash loss, net of taxes, related to the complete write-off of the White Star secured term loan receivable recognized this quarter and a $186.5 million goodwill impairment recognized during the first quarter of 2019.

•                  Adjusted EBITDA is projected to range from $1.07 billion to $1.10 billion for full-year 2019.

•                  DCF is projected to range from $715 million to $735 million for full-year 2019, relative to the previous guidance range of $730 million to $800 million.

•                  Growth capital expenditures net to EnLink for full-year 2019 are projected to range from $630 million to $710 million, refined from the prior range of $565 million to $725 million.

•                  Annual, as declared, distribution growth is being refined to approximately 5% for full-year 2019 over 2018, which is within the previous guidance range of 5% to 10% growth for 2019. On a go-forward basis, annual distribution growth is expected to be in the range of up to 5%.

Second Quarter 2019 Segment Updates

Oklahoma:

•                  Segment profit for the second quarter of 2019 was approximately 3% higher as compared to the first quarter of 2019 and 7% higher as compared to the second quarter of 2018 (excluding the non-cash $45.5 million contract restructuring benefit related to White Star reported during the second quarter of 2018).

•                  The Oklahoma segment also achieved natural gas volume growth quarter over quarter and year over year. Natural gas gathering and transportation volumes for the second quarter of 2019 were approximately 6% higher as compared to the first quarter of 2019 and approximately 7% higher as compared to the second quarter of 2018. Average natural gas processing volumes for the second quarter of 2019 increased approximately 5% and 8% when compared to the first quarter of 2019 and the second quarter of 2018, respectively.

•                  Average crude gathering volumes in the second quarter of 2019 increased significantly quarter over quarter and year over year. Crude gathering volumes for the second quarter of 2019 were approximately 84% higher as compared to the first quarter of 2019 and approximately 300% higher as compared to the second quarter of 2018 due to the continued ramp up of crude gathering services in the STACK play in Oklahoma.

•                  EnLink’s previously announced 200 MMcf/d Thunderbird processing plant became operational at the end of the second quarter of 2019. With the completion of the Thunderbird natural gas processing plant, EnLink’s total gas processing capacity in Central Oklahoma exceeds 1.2 Bcf/d. Volumes processed by Thunderbird averaged around 100 MMcf/d during July.

•                  Oklahoma segment profit is forecasted to grow by approximately 5% to 10% in the second half of 2019 as compared to the first half of 2019 because of expected increased volume throughput.

Permian Basin:

•                  The Permian Basin segment reported growth in segment profit of approximately 7% for the second quarter of 2019 as compared to the second quarter of 2018. Permian segment profit declined 13% for the second quarter of 2019 as compared to the first quarter of 2019, due primarily to lower commodity prices during the period and lower gross operating margin contributions from EnLink’s Permian crude business due to the impact of crude price fluctuations.  EnLink hedges exposure to crude price fluctuations, and will realize the benefit of some of the related hedges for the Permian crude business in the third quarter of 2019.

•                  Average natural gas volume activity realized strong growth for the second quarter of 2019, as compared to the second quarter of 2018, with average gathering and transportation volumes increasing by approximately 32%, while processing volumes increased by approximately 37% over the same period. Average natural gas gathering and transportation volumes for the second quarter of 2019 experienced growth of 3% as compared to the first quarter of 2019, and average processing volumes experienced 2% growth as compared to the first quarter of 2019.

•                  Average crude gathering volumes achieved growth for the second quarter of 2019, increasing approximately 20% as compared to the second quarter of 2018 and reflecting a slight decline of 1% over the first quarter of 2019 driven primarily by lower trucking volumes.

•                  Permian Basin segment profit is forecasted to grow by approximately 15% to 25% in the second half of 2019 as compared to the first half because of expected increased volume throughput.

Louisiana:

•                  Segment profit contribution from the Louisiana segment for the second quarter of 2019 was unchanged as compared to the second quarter of 2018 and declined 15% as compared to the first quarter of 2019. The second quarter of the year tends to be the weakest quarter for the Louisiana segment, mainly driven by normal seasonal activity related to EnLink’s Gulf Coast NGL operations. The Louisiana natural gas system was also impacted by normal course contract roll-offs, as expected, and re-contracting in a lower natural gas pricing environment. EnLink’s natural gas system has strategic Gulf Coast access to growing demand markets and is expected to generate growing cash flows over the long-term.

•                  The Cajun-Sibon III NGL pipeline expansion became operational during the second quarter of 2019, increasing liquids transportation capabilities from the Mont Belvieu NGL hub region to EnLink’s fractionation facilities on the Louisiana Gulf Coast. Cajun-Sibon III expands EnLink’s NGL transport capacity to approximately 185,000 barrels per day. Growth capital expenditures for Cajun-Sibon III were approximately $50 million, which are expected to generate an average annual adjusted EBITDA multiple of 2 to 3 times. EnLink experienced record NGL volumes of 178,000 barrels per day during the second quarter of 2019, and the Cajun-Sibon III expansion being in full-service will be a key growth driver during the second half of 2019.

•                  Average natural gas gathering and transportation volumes activity on EnLink’s Louisiana system for the second quarter of 2019 decreased by approximately 7% and 8%, as compared to the first quarter of 2019 and the second quarter of 2018, respectively.

•                  Average natural gas processing volumes decreased by approximately 28% and 15% as compared to the first quarter of 2019 and the second quarter of 2018, respectively, due to a reduction in opportunity processing from a generally weaker commodity price environment. This tends to be a low-margin activity for EnLink, thus the impact on segment profit for the second quarter of 2019 was insignificant.

•                  Average crude volumes handled in EnLink’s Ohio River Valley operations increased during the second quarter of 2019, as compared to the first quarter of 2019 and the second quarter of 2018, by approximately 33% and 25%, respectively, due to improved producer activity in the region.

•                  Louisiana segment profit is forecasted to grow by approximately 5% to 10% in the second half of 2019, as compared to the first half because of expected increased volume throughput.

North Texas:

•                  In line with company expectations, segment profit declined by approximately 21% for the second quarter of 2019 as compared to the second quarter of 2018 because of the expiration of minimum volume commitments with Devon Energy Corp. on December 31, 2018. Minimum volume commitment deficiency payments accounted for approximately 22% of segment profit for the second quarter of 2018. Segment profit for the second quarter of 2019 reduced modestly, by approximately 3% as compared to the first quarter of 2019.

•                  Average natural gas volume decline for the second quarter of 2019, as compared to the second quarter of 2018, was between 2% and 6% for gathering, transmission, and processing volumes.

•                  North Texas segment profit is forecasted to decline by approximately 5% to 10% in the second half of 2019, as compared to the first half as a result of the expected decline in volume throughput due to limited new drilling activity.

Second Quarter 2019 Earnings Call Details

EnLink will hold a conference call to discuss second quarter 2019 results on Wednesday, August 7, at 8 a.m. Central Time (9 a.m. Eastern Time). The dial-in number for the call is 1-855-656-0924. Callers outside the United States should dial 1-412-542-4172. Participants can also preregister for the conference call by navigating to http://dpregister.com/10132191 where they will receive dial-in information upon completion of preregistration. Interested parties can access an archived replay of the call on the Investors’ page of EnLink’s website at www.EnLink.com.

About the EnLink Midstream Companies

EnLink Midstream reliably operates a differentiated midstream platform that is built for long-term, sustainable value creation. EnLink’s best-in-class services span the midstream value chain, providing natural gas, crude oil, condensate, and NGL capabilities. Our purposely built, integrated asset platforms are in premier production basins and core demand centers, including the Permian Basin, Oklahoma, North Texas, and the Gulf Coast. EnLink’s strong financial foundation and commitment to execution excellence drive competitive returns and value for our employees, customers, and investors. Headquartered in Dallas, EnLink is publicly traded through EnLink Midstream, LLC (NYSE: ENLC). Visit www.EnLink.com to learn how EnLink connects energy to life.

Non-GAAP Financial Information and Other Definitions

This press release contains non-generally accepted accounting principles financial measures that we refer to as adjusted EBITDA, and distributable cash flow available to common unitholders (distributable cash flow). We define adjusted EBITDA as net income (loss) plus interest expense, provision (benefit) for income taxes, depreciation and amortization expense, impairments, unit-based compensation, (gain) loss on non-cash derivatives, (gain) loss on disposition of assets, loss on secured term loan receivable, successful transaction costs (if any), accretion expense associated with asset retirement obligations, non-cash rent, and distributions from unconsolidated affiliate investments less payments under onerous performance obligations, non-controlling interest, income (loss) from unconsolidated affiliate investments and non-cash revenue from contract restructuring. We define distributable cash flow as adjusted EBITDA (defined above, net to ENLC), less interest expense, interest rate swaps, current income taxes and other non-distributable cash flows, accrued cash distributions on EnLink Midstream Partners, LP’s (ENLK) Series B Cumulative Convertible Preferred Units (the “ENLK Series B Preferred Units”) and ENLK’s Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (the “ENLK Series C Preferred Units”) paid or expected to be paid, and maintenance capital expenditures, excluding maintenance capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities.

Distribution coverage is calculated by dividing distributable cash flow by distributions declared to common unitholders.

Growth capital expenditures generally include capital expenditures made for acquisitions or capital improvements that we expect will increase our asset base, operating income or operating capacity over the long-term.  Maintenance capital expenditures generally include capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of the assets and to extend their useful lives.

EnLink believes these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and previously-reported results and a meaningful measure of the company’s cash flow after it has satisfied the capital and related requirements of its operations.  In addition, adjusted EBITDA achievement is a primary metric used in our short-term incentive program for compensating employees.

Segment profit (loss) is defined as operating income (loss) plus general and administrative expenses, depreciation and amortization, (gain) loss on disposition of assets, impairments, and loss on secured term loan receivable. Segment profit (loss) includes non-cash compensation expenses reflected in operating expenses. See “Item 8. Financial Statements and Supplementary Data - Note 15 - Segment Information” in ENLC’s Annual Report on Form 10-K for the year ended December 31, 2018, and, when available, “Item 1. Financial Statements - Note 14-Segment Information” in ENLC’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2019, for further information about segment profit (loss).

Adjusted EBITDA and distributable cash flow, as defined above, are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of EnLink’s performance. Furthermore, they should not be seen as a substitute for metrics prepared in accordance with GAAP. Reconciliations of these measures to their most directly comparable GAAP measures are included in the following tables.  See ENLC’s filings with the Securities and Exchange Commission for more information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Although these statements reflect the current views, assumptions and expectations of our management, the matters addressed herein involve certain assumptions, risks and uncertainties that could cause actual activities, performance, outcomes and results to differ materially from those indicated herein. Therefore, you should not rely on any of these forward-looking statements. All statements, other than statements of historical fact, included in this press release constitute forward-looking statements, including but not limited to statements identified by the words “forecast,” “may,” “believe,” “will,” “should,” “plan,” “predict,” “anticipate,” “intend,” “estimate,” and “expect” and similar expressions. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, when additional capacity will be operational, timing for completion of construction or expansion projects, timing of third party projects and associated growth capital expenditures, expected financial and operational results associated with certain projects or growth capital expenditures, future operational results of our customers, results in certain basins, future rig count information, objectives, strategies, expectations, and intentions, and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect our financial condition, results of operations, or cash flows include, without limitation (a) potential conflicts of interest of Global Infrastructure Partners (“GIP”) with us and the potential for GIP to favor GIP’s own interests to the detriment of the unitholders, (b) GIP’s ability to compete with us and the fact that it is not required to offer us the opportunity to acquire additional assets or businesses, (c) a default under GIP’s credit facility could result in a change in control of us, could adversely affect the price of our common units, and could result in a default under our credit facility, (d) the dependence on Devon for a substantial portion of the natural gas and crude that we gather, process, and transport, (e) developments that materially and adversely affect Devon or other customers, (f) adverse developments in the midstream business that may reduce our ability to make distributions, (g) competition for crude oil, condensate, natural gas, and NGL supplies and any decrease in the availability of such commodities, (h) decreases in the volumes that we gather, process, fractionate, or transport, (i) construction risks in our major development projects, (j) our ability to receive or renew required permits and other approvals, (k) changes in the availability and cost of capital, including as a result of a change in our credit rating, (l) operating hazards, natural disasters, weather-related issues or delays, casualty losses, and other matters beyond our control, (m) impairments to goodwill, long-lived assets and equity method investments, and (n) the effects of existing and future laws and governmental regulations, including environmental and climate change requirements and other uncertainties. These and other applicable uncertainties, factors, and risks are described more fully in EnLink Midstream Partners, LP’s and EnLink Midstream, LLC’s filings with the Securities and Exchange Commission, including EnLink Midstream Partners, LP’s and EnLink Midstream, LLC’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Neither EnLink Midstream Partners, LP nor EnLink Midstream, LLC assumes any obligation to update any forward-looking statements.

The EnLink management team based the forecasted financial information included herein on certain information and assumptions, including, among others, the producer budgets / forecasts to which EnLink has access as of the date of this press release and the projects / opportunities expected to require growth capital expenditures as of the date of this press release. The assumptions, information, and estimates underlying the forecasted financial information included in the guidance information in this press release are inherently uncertain and, though considered reasonable by the EnLink management team as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecasted financial information. Accordingly, there can be no assurance that the forecasted results are indicative of EnLink’s future performance or that actual results will not differ materially from those presented in the forecasted financial information. Inclusion of the forecasted financial information in this press release should not be regarded as a representation by any person that the results contained in the forecasted financial information will be achieved.

EnLink Midstream, LLC

Selected Financial Data

(All amounts in millions except per unit amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Total revenues	$1,710.0	$1,764.7	$3,489.2	$3,526.4
Cost of sales	1,300.1	1,325.6	2,663.5	2,707.1
Gross operating margin	409.9	439.1	825.7	819.3
Operating costs and expenses, excluding cost of sales:
Operating expenses	117.9	113.4	232.4	222.6
General and administrative	32.2	30.4	83.6	57.9
Loss on disposition of assets	0.1	1.2	0.1	1.3
Depreciation and amortization	153.7	145.3	305.8	283.4
Impairments	—	—	186.5	—
Loss on secured term loan receivable	52.9	—	52.9	—
Total operating costs and expenses, excluding cost of sales	356.8	290.3	861.3	565.2
Operating income (loss)	53.1	148.8	(35.6)	254.1
Other income (expense):
Interest expense, net of interest income	(54.3)	(44.6)	(103.9)	(89.1)
Income from unconsolidated affiliates	4.7	4.4	10.0	7.4
Other income (expense)	0.2	(0.1)	0.2	0.2
Total other expense	(49.4)	(40.3)	(93.7)	(81.5)
Income (loss) before non-controlling interest and income taxes	3.7	108.5	(129.3)	172.6
Income tax benefit (provision)	5.4	(6.3)	3.6	(13.3)
Net income (loss)	9.1	102.2	(125.7)	159.3
Net income attributable to non-controlling interest	25.2	74.2	66.7	118.9
Net income (loss) attributable to ENLC	$(16.1)	$28.0	$(192.4)	$40.4
Net income (loss) attributable to ENLC per unit:
Basic common unit	$(0.03)	$0.15	$(0.44)	$0.22
Diluted common unit	$(0.03)	$0.15	$(0.44)	$0.22

EnLink Midstream, LLC

Reconciliation of Net Income to Adjusted EBITDA

(All amounts in millions except ratios and per unit amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income (loss)	$9.1	$102.2	$(125.7)	$159.3
Interest expense, net of interest income	54.3	44.6	103.9	89.1
Depreciation and amortization	153.7	145.3	305.8	283.4
Impairments	—	—	186.5	—
Non-cash revenue from contract restructuring (1)	—	(45.5)	—	(45.5)
Loss on secured term loan receivable (1)	52.9	—	52.9	—
Income from unconsolidated affiliates	(4.7)	(4.4)	(10.0)	(7.4)
Distributions from unconsolidated affiliates	7.6	5.4	10.1	11.4
Loss on disposition of assets	0.1	1.2	0.1	1.3
Unit-based compensation	8.0	9.6	19.1	14.7
Income tax provision (benefit)	(5.4)	6.3	(3.6)	13.3
(Gain) loss on non-cash derivatives	(7.2)	10.5	(5.2)	14.0
Payments under onerous performance obligation offset to other current and long-term liabilities	(4.5)	(4.5)	(9.0)	(9.0)
Transaction costs (2)	0.4	—	13.9	—
Other (3)	0.1	(0.2)	0.4	0.8
Adjusted EBITDA before non-controlling interest	264.4	270.5	$539.2	$525.4
Non-controlling interest share of adjusted EBITDA from joint ventures (4)	(5.2)	(4.1)	(11.8)	(7.7)
Adjusted EBITDA, net to ENLC (5)	$259.2	$266.4	$527.4	$517.7

(1)         In May 2018, we restructured our natural gas gathering and processing contract with White Star, and, as a result, recognized non-cash revenue representing the discounted present value of a secured term loan receivable granted to us by White Star. In late May 2019, White Star, the counterparty to our $58.0 million second lien secured term loan receivable, defaulted on its approximately $10 million installment payment under the term loan and filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. We do not believe that it is probable that White Star will be able to repay the outstanding amounts owed to us under the second lien secured term loan.

(2)         Represents transaction costs primarily attributable to costs incurred related to the acquisition of all outstanding, publicly-held ENLK common units.

(3)         Includes accretion expense associated with asset retirement obligations and non-cash rent, which relates to lease incentives pro-rated over the lease term.

(4)         Non-controlling interest share of adjusted EBITDA from joint ventures includes NGP Natural resources XI, L.P.’s (“NGP”) 49.9% share of adjusted EBITDA from the Delaware Basin JV, Marathon Petroleum Corporation’s 50% share of adjusted EBITDA from the Ascension JV, and other minor non-controlling interests.

(5)         If the White Star payment of approximately $10 million, as discussed in (1) above, had been received in May of 2019, adjusted EBITDA would have been approximately $269.2 million for the three months ended June 30, 2019, and approximately $537.4 million for the six months ended June 30, 2019.

EnLink Midstream, LLC

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

and Distributable Cash Flow

(All amounts in millions)

(Unaudited)

	Three Months Ended June 30,	Six Months Ended June 30,
	2019	2019
Net cash provided by operating activities	$257.5	$521.5
Interest expense (1)	53.9	103.4
Current income tax expense	0.3	1.3
Transaction costs (2)	0.4	13.9
Other (3)	1.6	0.1
Changes in operating assets and liabilities which (provided) used cash:
Accounts receivable, accrued revenues, inventories, and other	(165.9)	(263.3)
Accounts payable, accrued product purchases, and other accrued liabilities (4)	116.6	162.3
Adjusted EBITDA before non-controlling interest	264.4	539.2
Non-controlling interest share of adjusted EBITDA from joint ventures (5)	(5.2)	(11.8)
Adjusted EBITDA, net to ENLC	259.2	527.4
Interest expense, net of interest income	(54.3)	(103.9)
Current taxes and other	(1.0)	(3.5)
Maintenance capital expenditures, net to ENLC (6)	(13.2)	(21.7)
ENLK preferred unit accrued cash distributions (7)	(23.1)	(45.8)
Distributable cash flow (8)	$167.6	$352.5
		`
Actual declared distribution to common unitholders	$139.2	$276.6
Distribution coverage	1.20x	1.27x
Distributions declared per ENLC unit	$0.283	$0.562

(1)         Net of amortization of debt issuance costs and discount and premium, which are included in interest expense but not included in net cash provided by operating activities, and non-cash interest income, which is netted against interest expense but not included in adjusted EBITDA.

(2)         Represents transaction costs primarily attributable to costs incurred related to the acquisition of all outstanding, publicly-held ENLK common units.

(3)         Includes accruals for settled commodity swap transactions and distributions received from equity method investments to the extent those distributions exceed earnings from the investment.

(4)         Net of payments under onerous performance obligation offset to other current and long-term liabilities.

(5)         Non-controlling interest share of adjusted EBITDA from joint ventures includes NGP’s 49.9% s share of adjusted EBITDA from the Delaware Basin JV, Marathon Petroleum Corporation’s 50% share of adjusted EBITDA from the Ascension JV, and other minor non-controlling interests.

(6)         Excludes maintenance capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities.

(7)         Represents the cash distributions earned by the ENLK Series B Preferred Units and ENLK Series C Preferred Units of $17.1 million and $6.0 million, respectively, for the three months ended June 30, 2019, and cash distributions earned by the ENLK Series B Preferred Units and ENLK Series C Preferred Units of $33.8 million and $12.0 million, respectively, for the six months ended June 30, 2019. Cash distributions to be paid to holders of the ENLK Series B Preferred Units and ENLK Series C Preferred Units are not available to common unitholders.

(8)         If the White Star payment of approximately $10 million had been received in May of 2019, distributable cash flow would have been approximately $177.6 million for the three months ended June 30, 2019, and approximately $362.5 million for the six months ended June 30, 2019.

Distributable cash flow is not presented for the three and six months ended June 30, 2018 because distributable cash flow was not used as a supplemental liquidity measure by ENLC during 2018. ENLC began using distributable cash flow as a supplemental liquidity measure in 2019 as a result of the simplification of our corporate structure in the Merger.

EnLink Midstream, LLC

Operating Data

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Midstream Volumes:
Permian Segment
Gathering and Transportation (MMBtu/d)	676,000	511,300	666,800	467,900
Processing (MMBtu/d)	724,100	529,100	718,100	485,800
Crude Oil Handling (Bbls/d)	145,100	119,700	146,200	113,800
North Texas Segment
Gathering and Transportation (MMBtu/d)	1,646,900	1,747,000	1,664,900	1,756,800
Processing (MMBtu/d)	770,100	754,000	750,100	753,100
Oklahoma Segment
Gathering and Transportation (MMBtu/d)	1,314,900	1,235,500	1,279,800	1,142,200
Processing (MMBtu/d)	1,298,800	1,200,700	1,265,400	1,135,400
Crude Oil Handling (Bbls/d)	53,800	13,000	41,600	10,600
Louisiana Segment
Gathering and Transportation (MMBtu/d)	1,925,900	2,094,100	1,997,800	2,158,100
Processing (MMBtu/d)	337,100	395,600	402,200	418,600
Crude Oil Handling (Bbls/d)	20,000	15,700	17,500	13,600
NGL Fractionation (Gals/d)	7,477,400	6,480,100	7,227,000	6,412,200
Brine Disposal (Bbls/d)	3,400	3,500	3,400	3,200

EnLink Midstream, LLC

Forward-Looking Reconciliation of Net Income to Full-Year Adjusted EBITDA Guidance (1)

(All amounts in millions)

(Unaudited)

	Revised 2019 Outlook
	Low	Midpoint	High
Net loss of EnLink Midstream, LLC (2)	$(24)	$(28)	$(31)
Interest expense, net of interest income	209	210	212
Depreciation and amortization	609	621	634
Impairments	187	187	187
Income from unconsolidated affiliate investments	(17)	(18)	(19)
Distributions from unconsolidated affiliate investments	16	17	18
Unit-based compensation	40	44	46
Income taxes	24	28	31
(Gain) loss on non-cash derivatives	(4)	(5)	(6)
Payments under onerous performance obligation offset to other current and long-term liabilities	(10)	(10)	(10)
Loss on secured term loan receivable (3)	53	53	53
Other (4)	14	14	14
Adjusted EBITDA before non-controlling interest	1,097	1,113	1,129
Non-controlling interest share of adjusted EBITDA (5)	(27)	(28)	(29)
Adjusted EBITDA, net to EnLink Midstream, LLC	1,070	1,085	1,100
Interest expense, net of interest income	(209)	(210)	(212)
Current taxes and other	(8)	(7)	(5)
Maintenance capital expenditures, net to ENLK	(45)	(50)	(55)
Preferred unit accrued cash distributions (6)	(93)	(93)	(93)
Distributable cash flow	$715	$725	$735

(1)         Represents the revised forward-looking net income guidance for the year ended December 31, 2019, and includes the actual results for the six months ended June 30, 2019 and the projected results for the second half of the year ended December 31, 2019. The forward-looking net income guidance from July 1, 2019 through December 31, 2019 excludes the potential impact of gains or losses on derivative activity, gains or losses on disposition of assets, impairment expense, gains or losses as a result of legal settlements, gains or losses on extinguishment of debt, and the financial effects of future acquisitions. The exclusion of these items is due to the uncertainty regarding the occurrence, timing and/or amount of these events.

EnLink does not provide a reconciliation of forward-looking net cash provided by operating activities to adjusted EBITDA because the company is unable to predict with reasonable certainty changes in working capital, which may impact cash provided or used during the year. Working capital includes accounts receivable, accounts payable and other current assets and liabilities. These items are uncertain and depend on various factors outside the company’s control.

(2)         Net income includes estimated net income attributable to (i) NGP’s 49.9% share of net income from the Delaware Basin JV and (ii) Marathon Petroleum Corp.’s 50% share of net income from the Ascension JV.

(3)         Represents non-cash loss of $52.9 million related to the write-off of the White Star secured term loan receivable.

(4)         Includes (i) estimated accretion expense associated with asset retirement obligations; (ii) estimated non-cash rent, which relates to lease incentives pro-rated over the lease term; and (iii) transaction costs, including transaction costs related to the simplification transaction.

(5)         Non-controlling interest share of adjusted EBITDA includes estimates for (i) NGP’s 49.9% share of adjusted EBITDA from the Delaware Basin JV, (ii) Marathon’s 50% share of adjusted EBITDA from the Ascension JV, and (iii) other minor non-controlling interests.

(6)         Represents the cash distributions earned by the ENLK Series B Preferred Units and ENLK Series C Preferred Units. Cash distributions to be paid to holders of the ENLK Series B Preferred Units and ENLC Series C Preferred Units are not available to common unitholders.

EnLink Midstream, LLC

Forward-Looking Reconciliation of Net Income to Full-Year Adjusted EBITDA Guidance (1)

Published May 2019

(All amounts in millions)

(Unaudited)

	2019 Outlook
	Low	Midpoint	High
Net income of EnLink Midstream, LLC (2)	$18	$23	$28
Interest expense, net of interest income	211	212	213
Depreciation and amortization	594	624	654
Impairments	187	187	187
Income from unconsolidated affiliate investments	(15)	(16)	(17)
Distributions from unconsolidated affiliate investments	14	15	16
Unit-based compensation	44	46	49
Income taxes	57	65	73
Payments under onerous performance obligation offset to other current and long-term liabilities	(10)	(10)	(10)
Payments on secured term loan receivable (3)	17	17	17
Other (4)	(1)	(1)	(1)
Adjusted EBITDA before non-controlling interest	1,116	1,162	1,209
Non-controlling interest share of adjusted EBITDA from joint ventures (5)	(31)	(32)	(34)
Adjusted EBITDA, net to EnLink Midstream, LLC	1,085	1,130	1,175
Interest expense, net of interest income	(211)	(212)	(213)
Current taxes and other	(12)	(11)	(10)
Maintenance capital expenditures (6)	(40)	(50)	(60)
Preferred unit accrued distributions (7)	(92)	(92)	(92)
Distributable cash flow	$730	$765	$800

(1)         Represents the forward-looking net income guidance for the year ended December 31, 2019 adjusted to include $187 million of non-cash impairment recognized in the first quarter of 2019. The forward-looking net income guidance excludes the potential impact of gains or losses on derivative activity, gains or losses on disposition of assets, impairment expense (other than the $187 million impairment recognized in the first quarter of 2019), gains or losses as a result of legal settlements, gains or losses on extinguishment of debt, and the financial effects of future acquisitions. The exclusion of these items is due to the uncertainty regarding the occurrence, timing and/or amount of these events.

(2)         Net income includes estimated net income attributable to (i) NGP’s 49.9% share of net income from the Delaware Basin JV, (ii) Marathon Petroleum Corp.’s 50% share of net income from the Ascension JV., and (iii) other minor non-controlling interests.

(3)         Represents estimated payments on secured term loan receivable from White Star.

(4)         Includes (i) estimated accretion expense associated with asset retirement obligations and (ii) estimated non-cash rent, which relates to lease incentives pro-rated over the lease term.

(5)         Non-controlling interest share of adjusted EBITDA includes estimates for (i) NGP’s 49.9% share of adjusted EBITDA from the Delaware Basin JV, (ii) Marathon’s 50% share of adjusted EBITDA from the Ascension JV and (iii) other minor non-controlling interests.

(6)         Excludes maintenance capital expenditures that are contributed by other entities and relate to the non-controlling interest share of our consolidated entities.

(7)         Represents the cash distributions earned by the ENLK Series B Preferred Units and ENLC Series C Preferred Units. Cash distributions to be paid to holders of the ENLK Series B Preferred Units and ENLC Series C Preferred Units are not available to common unitholders.